Exhibit 99.2

Horizon Lines Announces Senior Management Promotions

Charlotte, North Carolina, December 20, 2005—Charles G. (Chuck) Raymond, President and Chief Executive Officer of Horizon Lines, Inc. (NYSE: HRZ), announced today several key promotions and realignments of senior management responsibilities.

John W. Handy is joining Horizon Lines as Executive Vice President. Reporting to him will be John Keenan, Senior Vice President and Chief Transportation Officer, Ken Privratsky, Vice President and General Manager, Alaska, Gabriel Serra, Vice President and General Manager, Puerto Rico, and Mar Labrador in his new position as Vice President and General Manager, Hawaii/Guam. Handy’s major responsibilities will be the continued enhancement of trade lane profitability and system service integrity, the leadership of strategic business development and the further development of the Company’s management team as the next generation of leadership. He will be a board member of Horizon Services Group, a wholly owned subsidiary of the Company. Handy is a retired four-star Air Force general who most recently served as Commander of USTRANSCOM, which is the single manager for air, land and sea transportation for the U.S. Department of Defense, and the U.S. Air Force Air Mobility Command. Handy will report directly to Charles G. (Chuck) Raymond.

John Keenan will serve as Senior Vice President and Chief Transportation Officer. In addition to his responsibilities for the Company’s ocean and land based transportation activities, John will chair the Board of Horizon Services Group, and will serve as the Company’s domestic shipping member of the Board of the Pacific Maritime Association. He will also have primary responsibility for the acquisition and phase-in of new vessel tonnage. John will continue to be based in Dallas, Texas.

Mark Urbania will continue as Senior Vice President and Chief Financial Officer and will continue to serve as a board member of Horizon Services Group.

Brian Taylor has been promoted to Senior Vice President, Sales and Marketing. Brian will report to Chuck Raymond and be based in Charlotte, North Carolina. He will assume direct responsibility for developing and executing Horizon Lines’ sales and marketing plans and managing Horizon Lines’ North American sales. He will also lead the Company’s brand management efforts with its customers and investors. Brian has been employed for twenty one years with Horizon Lines and its predecessor companies, most recently serving as the Vice President and General Manager of Horizon Lines’ Hawaii/Guam service.

Mar Labrador will be promoted to Vice President and General Manager, Hawaii/Guam, assuming Brian Taylor’s current duties and assuming responsibility for the overall operation and profitability of Horizon Lines’ Hawaii/Guam trade. He will be based in Hawaii. Mar has most recently served as the General Manager of Horizon Lines’ Guam operations. In his new position, Mar will join the Company’s Operating Committee. Mar has been employed for eleven years with Horizon Lines and its predecessor companies.

Kevin Gill will serve as Vice President, Marketing, reporting to Brian Taylor. Kevin will have accountability for brand management, market intelligence, company pricing policy, advertising and public relations. Kevin will also join the Company’s Operating Committee. Kevin has worked for thirty years at Horizon Lines and its predecessors, most recently serving as Director, Marketing and Pricing, Puerto Rico trade.

Glen Moyer has been promoted to Vice President and General Manager-Ocean Transportation Services. Reporting to John Keenan, Glen will continue to be responsible for the operation of Horizon Lines’ fleet of 16 container ships. Glen is a retired U.S. Coast Guard officer and has worked at Horizon Lines and its predecessor companies for the last 10 years.

“I believe these promotions and realignments of management responsibilities position Horizon Lines smartly to grow and sharpen its core business, to develop new related capabilities and earnings streams, to deploy appropriate resources to expand and deepen its investor base and to plan for its emerging senior management needs in the years to come. These changes also address the personal needs of the very talented people on our senior management team” Raymond said.

About Horizon Lines

Based in Charlotte, NC, Horizon Lines, LLC is the nation’s leading Jones Act container shipping and integrated logistics company, operating 16 U.S.-flag vessels on routes linking the continental United States with Alaska, Hawaii, Guam, and Puerto Rico. Horizon Lines maintains offices throughout the continental United States and operates port terminals in Anchorage, Kodiak and Dutch Harbor, Alaska; Honolulu, Hawaii; and San Juan, Puerto Rico. Horizon Lines also owns Horizon Services Group, an organization with a diversified offering of cargo management and tracking services being marketed to shippers, carriers, and other supply chain participants.